Exhibit (a)(1)(i)

OFFER TO PURCHASE

Lamar Advertising Company

Offer to Purchase for Cash All Outstanding
2 7/8% Convertible Notes due 2010 — Series B
At the purchase price as provided herein
per $1,000 principal amount of Notes

(CUSIP No. 512815AH4)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF APRIL 17, 2009, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). HOLDERS MUST VALIDLY TENDER THEIR NOTES PRIOR TO THE EXPIRATION TIME TO BE ELIGIBLE TO RECEIVE THE CONSIDERATION. TENDERS OF NOTES MAY BE WITHDRAWN PRIOR TO THE EXPIRATION TIME.

Lamar Advertising Company (the “Company”, “we” or “us”) hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”), to purchase any and all of the outstanding 2 7/8% Convertible Notes due 2010 — Series B of the Company (the “Notes”) that are validly tendered and not withdrawn prior to the Expiration Time, in each case for cash in an amount equal to $920 per $1,000 principal amount of Notes purchased (the “Consideration”).

The Company’s obligation to accept for payment, and to pay for, any Notes validly tendered pursuant to the Offer is subject to satisfaction of all the conditions described in this Offer to Purchase. See “Conditions to the Offer.”

If a Holder (as defined below) validly tenders its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will also pay to such Holder all accrued and unpaid interest on such Notes up to, but not including, the Payment Date (as defined herein) (“Accrued Interest”). No tenders will be valid if submitted after the Expiration Time.

Any holder of record of Notes (each, a “Holder”, and collectively, “Holders”) desiring to tender, and any beneficial owner of Notes desiring that the Holder tender, all or any portion of such Holder’s Notes must comply with the procedures for tendering Notes set forth herein in “Procedures for Tendering and Withdrawing Notes” and in the Letter of Transmittal.

Any questions or requests for assistance concerning the Offer may be directed to J.P. Morgan Securities Inc. or Wachovia Capital Markets, LLC (the “Dealer Managers”) or Global Bondholder Services Corporation (the “Information Agent”) at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other related documents may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners should contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. Global Bondholder Services Corporation is acting as depositary (the “Depositary”) in connection with the Offer.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION IN CONNECTION WITH THE OFFER.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”), NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Managers for the Offer are:

J.P. Morgan	Wachovia Securities

March 23, 2009

IMPORTANT INFORMATION

Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein and in the Letter of Transmittal, the Company will notify the Depositary, promptly after the Expiration Time, of which Notes tendered are accepted for payment pursuant to the Offer. If a Holder validly tenders its Notes prior to the Expiration Time and does not validly withdraw its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Notes on the Payment Date.

Payment for the Notes will be made by the deposit of immediately available funds by the Company with the Depositary on the business day after the Expiration Time or promptly thereafter (the date of payment with respect to the Offer being referred to herein as the “Payment Date”). The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment.”

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Notes tendered in the Offer, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. The foregoing rights are in addition to the Company’s right to delay the acceptance for payment for Notes tendered pursuant to the Offer, or the payment for Notes accepted for payment, in order to permit any or all conditions to the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject, in each case, however, to Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

In the event that the Offer is terminated, withdrawn or otherwise lawfully not consummated, the Consideration will not be paid or become payable to Holders who have validly tendered their Notes pursuant to the Offer. In any such event, the Notes previously tendered pursuant to the Offer will be promptly returned to the tendering Holders.

From time to time after the tenth business day following the Expiration Time or other date of termination of the Offer, the Company or its affiliates may acquire any Notes that are not tendered pursuant to the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company or any such affiliate may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or its affiliates will choose to pursue in the future.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND RELATED DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE OR REVISE ANY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN.

THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE IN ANY JURISDICTION, DOMESTIC OR FOREIGN, IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR “BLUE SKY” LAWS.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Any Holder who desires to tender Notes and who holds physical certificates evidencing such Notes must complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions therein, have the signature thereon guaranteed (if required by Instruction 2 of the Letter of Transmittal) and deliver such manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with certificates evidencing such Notes being tendered and any other required documents to the Depositary, at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Only Holders — i.e., record owners, as reflected on the Company’s registry of ownership— are entitled to tender Notes.

A beneficial owner of the Notes that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the Notes on the beneficial owner’s behalf. The Depository Trust Company (“DTC”) has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. The Depositary and DTC have confirmed that the Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, to effect such a tender of Notes, DTC participants must tender their Notes to DTC through ATOP and follow the procedures set forth in “Procedures for Tendering and Withdrawing Notes — Notes Held Through DTC.” Holders desiring to tender their Notes on the day when the Expiration Time occurs should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day.

Tendering Holders will not be obligated to pay brokerage fees or commissions or the fees and expenses of the Dealer Managers, the Information Agent or the Depositary. See “Dealer Managers, Information Agent and Depositary.”

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Notes in accordance with the procedures set forth herein and in the Letter of Transmittal.

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SUMMARY TERM SHEET

The following summary is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	Lamar Advertising Company, a Delaware corporation.

The Notes	2 7/8% Convertible Notes due 2010 — Series B of the Company. See “Impact of the Offer on Rights of the Holders of the Notes.”

The Offer	The Company is offering to purchase, upon the terms and subject to the conditions described herein and in the Letter of Transmittal, any and all of the Notes validly tendered and not validly withdrawn prior to the Expiration Time, in each case for the Consideration and Accrued Interest for such Notes on the Payment Date. See “The Offer.”

Purpose of the Offer; Source and Amount of Funds	The purpose of the Offer is to purchase Notes in order to retire the debt associated with the Notes. The Company will fund purchases pursuant to the Offer from funds to be distributed to the Company by its subsidiary, Lamar Media Corp. (“Lamar Media”), following completion of Lamar Media’s senior note offering. See “The Offer — Purpose of the Transaction” and “The Offer — Source and Amount of Funds.”

Consideration; Accrued Interest	The Consideration offered is cash in an amount equal to $920 per $1,000 principal amount of Notes purchased in the Offer. If a Holder validly tenders and does not validly withdraw its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Notes on the Payment Date. With respect to any Notes purchased in the Offer, “Accrued Interest” means unpaid interest accrued on such Notes pursuant to their terms up to but not including the Payment Date. See “The Offer — Consideration; Accrued Interest.”

Payment Date	The Payment Date for the Offer is expected to be promptly after the Expiration Time. See “Acceptance for Payment and Payment.”

Expiration Time	The Offer will expire at 12:00 midnight, New York City time, at the end of April 17, 2009, unless extended by the Company. See “The Offer — Expiration Time; Extension; Amendment; Termination.”

Withdrawal Rights	Tendered Notes may be withdrawn by Holders at any time prior to the Expiration Time. After the Expiration Time, tendered Notes may not be withdrawn except in the limited circumstances described herein. See “Procedures for Tendering and Withdrawing Notes — Withdrawal of Tenders; Absence of Appraisal Rights.”

Conditions to the Offer	Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all the conditions described herein. The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Notes tendered in the Offer,

(ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. The Company also reserves the right, in its sole discretion, to delay the acceptance for payment for Notes tendered in the Offer, or to delay the payment for Notes so accepted, in order to permit any or all conditions of the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1 under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer. See “Conditions to the Offer.”

Procedures for Tendering and Withdrawing Notes	Any Holder who desires to tender Notes pursuant to the Offer and holds physical certificates evidencing such Notes must complete and sign the related Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed if required by Instruction 2 of the Letter of Transmittal and deliver such manually signed Letter of Transmittal (or such manually signed facsimile), together with the certificates evidencing the Notes being tendered and any other required documents, to the Depositary prior to the Expiration Time. Only a person who is the record owner of a Note, as reflected in the Company’s registry of ownership, is the Holder of that Note and is entitled to tender that Note in the Offer. Beneficial owners of Notes who hold their interests through a nominee or other person are not the Holders of those Notes and, if they wish such Notes to be tendered in the Offer, they must arrange for the Holders to effect the tender for them.

Any beneficial owner who holds Notes in book-entry form through DTC and who desires that the Notes be tendered should request the owner’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the owner prior to the Expiration Time. See “Procedures for Tendering and Withdrawing Notes — Notes Held by Record Holders.”

Holders of Notes who are tendering by book-entry transfer to the Depositary’s account at DTC must execute the tender through ATOP. DTC Participants (as defined herein) that are accepting the Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Depositary’s account at DTC. DTC will then send an Agent’s Message (as defined herein) to the Depositary for its acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer as to the tender of Notes. See “Procedures for Tendering and Withdrawing Notes — Notes Held Through DTC.”

Untendered and/or Unpurchased Notes	Notes not tendered and/or accepted for payment pursuant to the Offer will remain outstanding. Although the Company has no obligation to do so, the Company may effect a satisfaction and discharge of the indenture governing the Notes or otherwise purchase the untendered Notes in any lawful manner available to the Company. See “Additional Considerations Concerning the Offer.”

Acceptance for Payment and Payment	Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Notes validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders and does not validly withdraw its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Notes on the Payment Date.

Payments for Notes accepted for payment will be made on the Payment Date by the deposit of immediately available funds by the Company with the Depositary. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Any Notes validly tendered and accepted for payment pursuant to the Offer will be cancelled. Any Notes tendered but not accepted for payment pursuant to the Offer will be returned to the Holders promptly after the Expiration Time. See “Acceptance for Payment and Payment.”

Material U.S. Federal Income Tax Consequences	For a discussion of material U.S. federal income tax consequences relating to the Offer, see “Material U.S. Federal Income Tax Consequences.”

Dealer Managers	J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC

Depositary	Global Bondholder Services Corporation

Information Agent	Global Bondholder Services Corporation

ABOUT THE COMPANY

Lamar Advertising Company, referred to herein as the “Company” or “Lamar Advertising” or “we” is one of the largest outdoor advertising companies in the United States based on number of displays and has operated under the Lamar name since 1902. As of December 31, 2008, we owned and operated approximately 159,000 billboard advertising displays in 44 states, Canada and Puerto Rico, over 100,000 logo advertising displays in 19 states and the province of Ontario, Canada, and over 29,000 transit advertising displays in 17 states, Canada and Puerto Rico. We offer our customers a fully integrated service, satisfying all aspects of their billboard display requirements from ad copy production to placement and maintenance. The three principal areas that make up our business are:

•	Billboard advertising. We offer our customers a fully integrated service, satisfying all aspects of their billboard display requirements from ad copy production to placement and maintenance. Our billboard advertising displays are comprised of bulletins and posters. As a result of their greater impact and higher cost, bulletins are usually located on major highways. Posters are usually concentrated on major traffic arteries or on city streets to target pedestrian traffic.

•	Logo signs. We are the largest provider of logo sign services in the United States, operating 19 of the 25 privatized state logo sign contracts. Logo signs are erected near highway exits to direct motor traffic to service and tourist attractions, as well as to advertise gas, food, camping and lodging.

•	Transit advertising. We provide transit advertising in 66 transit markets. Transit displays appear on the exterior or interior of public transportation vehicles or stations, such as buses, trains, commuter rail, subways, platforms and terminals.

Recent Developments

Lamar Media is currently in the process of seeking an amendment to its senior credit facility. Although the terms of the amendment have not been finalized, we currently expect that the amendment would, among other things, (i) provide for the payment by Lamar Media of customary consent fees to lenders that consent to the amendment, (ii) reduce the amount of revolving commitments under Lamar Media’s senior credit facility to a level to be determined, (iii) increase interest margins under Lamar Media’s senior credit facility, (iv) increase the maximum permitted total leverage ratio under Lamar Media’s financial maintenance covenants to levels to be determined, (v) impose a new total senior leverage ratio maintenance covenant at a level to be determined, (vi) impose additional restrictions on Lamar Media’s ability to make payments on our equity interests or in respect of other indebtedness and (vii) provide security in a material portion of the assets of Lamar Media and the guarantors of the senior notes to be issued by Lamar Media. We can provide no assurance that Lamar Media will be successful in obtaining the required consents of its lenders for the amendments on terms that may be acceptable to Lamar Media, or at all.

THE OFFER

Introduction

The Company hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase for cash any and all of the Notes that are validly tendered and not validly withdrawn prior to the Expiration Time for the Consideration of $920 per $1,000 principal amount of the Notes so purchased, plus Accrued Interest on such Notes.

Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all Notes validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders its Notes prior to the Expiration Time and does not validly withdraw its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Notes on the Payment Date.

Notes accepted for payment pursuant to the Offer will be accepted only in principal amounts of $1,000 or an integral multiple thereof.

Consideration; Accrued Interest

The Consideration for the Notes accepted for payment will be paid on the Payment Date, which is expected to be promptly after the Expiration Time. Such payments will be made by the deposit of immediately available funds by the Company with the Depositary. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment.”

Tenders of Notes pursuant to the Offer may be validly withdrawn at any time prior to the Expiration Time by following the procedures described herein. If Holders validly withdraw previously tendered Notes, such Holders will not receive the Consideration, unless such Notes are validly retendered and not again withdrawn prior to the Expiration Time (and the Company accepts the Notes for payment, upon the terms and subject to the conditions of the Offer).

Holders whose Notes are accepted for payment pursuant to the Offer will be entitled to receive Accrued Interest on those Notes — i.e., unpaid interest that has accrued on those Notes pursuant to their terms to but excluding the Payment Date. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes.

Expiration Time; Extension; Amendment; Termination

The term “Expiration Time” means 12:00 midnight, New York City time, at the end of April 17, 2009 unless and until the Company shall, in its sole discretion, have extended this period, in which event the term “Expiration Time” shall mean the new time and date as determined by the Company. The Company may extend the Expiration Time for any purpose, including to permit the satisfaction or waiver of all conditions to the Offer or for any other reason. In order to extend the Expiration Time, the Company will notify DTC and will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Any such announcement will state that the Company is extending the Offer for a specified period or on a daily basis. Without limiting the manner in which the Company may choose to make a public announcement of any extension of the Offer, the Company will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement, other than issuing a timely press release.

The Company’s obligation to accept for payment, and pay for, any Notes validly tendered and not validly withdrawn prior to the Expiration Time is conditioned on satisfaction of all the conditions described herein. See “Conditions to the Offer.”

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Notes tendered in the Offer, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If the Company extends the Offer or delays its acceptance for payment, or its payment, for any Notes tendered in the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may retain tendered Notes on behalf of the Company. However, the ability of the Company to delay acceptance for payment, or payment, for Notes that are validly tendered and not withdrawn prior to the Expiration Time is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of Holders promptly after the termination or withdrawal of a tender offer.

If the Company makes a material change in the terms and conditions of the Offer or the information concerning the Offer, the Company will disseminate additional offering materials and extend the Offer to the extent required by law, including Rule 13e-4 under the Exchange Act.

Purpose of the Transaction

The purpose of the Offer is to repurchase Notes in order to retire the debt associated with the Notes. Any Notes we purchase in the Offer will be cancelled.

Source and Amount of Funds

The total amount of funds required to purchase all of the outstanding $287,209,000 aggregate principal amount of the Notes at a price equal to $920 per $1,000 principal amount, to pay all accrued and unpaid interest on such Notes and to pay all anticipated fees and expenses in connection therewith is expected to be approximately $268.5 million. The Company will fund purchases pursuant to the Offer from proceeds of the sale of Senior Notes by Lamar Media, as described below.

On March 20, 2009, Lamar Media entered into a purchase agreement with certain investors (the “Purchase Agreement”) in connection with the sale of $350 million aggregate principal amount ($314.9 million gross proceeds) of 9.75% senior notes due 2014 (the “Senior Notes”) in a private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended, which will be governed by an indenture between Lamar Media and the Bank of New York Mellon (the “Notes Offering”). We expect that the net proceeds from the Notes Offering will be approximately $306.5 million. The net proceeds will be distributed to the Company prior to the Purchase Date. We intend to use these net proceeds of the Notes Offering to purchase Notes validly tendered and not validly withdrawn pursuant to the Offer and accepted for payment.

Substantially all of Lamar Media’s existing and future domestic subsidiaries will unconditionally guarantee the Senior Notes. The Senior Notes will be Lamar Media’s general unsecured obligations and will rank senior to all of Lamar Media’s future debt that is expressly subordinated in right of payment to the Senior Notes. The Senior Notes will rank equally with all of Lamar Media’s existing and future liabilities that are not so subordinated and will be effectively subordinated to all of Lamar Media’s secured debt (to the extent of the value of the collateral securing such debt), including Lamar Media’s senior credit facility, and structurally subordinated to all of the liabilities of any of Lamar Media’s subsidiaries that do not guarantee the Senior Notes.

Lamar Media may redeem some or all of the Senior Notes at any time prior to April 1, 2014 at a price equal to 100% of the principal amount plus a make-whole premium and accrued interest. Lamar Media may also redeem up to 35% of the aggregate principal amount of the Senior Notes using the proceeds from certain public equity offerings completed before April 1, 2012 so long as at least 65% of the aggregate principal amount of Senior Notes originally issued remains outstanding. If Lamar Media or the Company experience specific kinds of changes of control or Lamar Media sells assets under certain circumstances, Lamar Media will be required to make an offer to purchase the Senior Notes. Subject to certain exceptions and qualifications, the indenture governing the Senior

Notes will restrict Lamar Media and certain of its subsidiaries from, among other things, incurring additional debt, making certain distributions and other restricted payments and selling assets.

The Notes Offering is scheduled to close on or about March 27, 2009; however, the closing is subject to certain conditions set forth in the Purchase Agreement, including, among others, the condition that no event or condition has occurred that in the reasonable judgment of the investors, is so material and adverse as to make it impracticable or inadvisable to proceed with the Notes Offering, and the condition that no downgrading shall have occurred in the rating accorded the Senior Notes or any other debt securities or preferred stock issued or guaranteed by Lamar Media or any of the guarantors of the Senior Notes. In addition, if the Notes Offering closes, but Lamar Media violates certain covenants under its senior credit facility or one of its indentures prior to distributing the net proceeds to the Company, Lamar Media will be prohibited from making this distribution. We will not be required to accept for purchase any tendered Notes, or pay the purchase price, if we do not receive the proceeds of the Notes Offering. We refer to this condition as the Refinancing Condition. We cannot assure you that the proposed Notes Offering will be successful, and we reserve the right to waive any and all conditions of the Offer on or prior to the Expiration Date.

This summary of the Purchase Agreement and the terms of the Senior Notes is qualified in its entirety by the terms of the Purchase Agreement and the indenture governing the Senior Notes, each of which will be filed as an exhibit to the Schedule TO and incorporated herein. We have no plans or arrangements to refinance or repay the Senior Notes, and no alternative financing arrangements or plans have been made in the event the financing described above is not available as anticipated.

PROCEDURES FOR TENDERING AND WITHDRAWING NOTES

The tender of Notes pursuant to the Offer and in accordance with the procedures described below will constitute a valid tender of Notes. If a Holder validly tenders its Notes prior to the Expiration Time and does not validly withdraw its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Notes on the Payment Date. Any Notes tendered and validly withdrawn prior to the Expiration Time will be deemed not to have been validly tendered.

Tendering Notes

The tender of Notes pursuant to any of the procedures described in this Offer to Purchase and set forth in the Letter of Transmittal will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Offer. The valid tender of Notes will constitute the agreement of the Holder to deliver good and marketable title to all tendered Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

UNLESS THE NOTES BEING TENDERED ARE DEPOSITED BY THE HOLDER INTO THE DEPOSITARY’S ACCOUNT AT DTC PRIOR TO THE EXPIRATION TIME (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF VALIDLY TENDERED NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS.

Only registered Holders of Notes are authorized to tender their Notes pursuant to the Offer. Accordingly, to properly tender Notes or cause Notes to be tendered, the following procedures must be followed:

Notes Held Through DTC

With regard to Notes held in book-entry form through DTC, DTC or its nominee is the sole registered owner — and thus the sole Holder — of those Notes. Beneficial owners of Notes held through a participant (a “DTC Participant”) of DTC (i.e., a custodian bank, depositary, broker, trust company or other nominee) are not Holders of the Notes, and any such beneficial owner that wishes its Notes to be tendered in the Offer must instruct the DTC Participant through which its Notes are held to cause its Notes to be tendered and delivered to the Depositary in accordance with DTC’s ATOP procedures as described in this Offer to Purchase. Beneficial owners and DTC

Participants desiring that Notes be tendered on the day on which the Expiration Time is to occur should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day.

The Depositary and DTC have confirmed that the Offer is eligible for ATOP. Pursuant to an authorization given by DTC to DTC Participants, each DTC Participant that holds Notes through DTC and chooses to accept the Offer must transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message (as defined below) to the Depositary for its acceptance. The Depositary will (promptly after the date of this Offer to Purchase) establish accounts at DTC for purposes of the Offer with respect to Notes held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of Notes into the Depositary’s account through ATOP. However, although delivery of the Notes may be effected through book-entry transfer into the Depositary’s account through ATOP, an Agent’s Message in connection with such book-entry transfer and any other required documents must be, in any case, transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participant has received a Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC Participant.

All Notes currently held through DTC have been issued in the form of global notes registered in the name of Cede & Co., DTC’s nominee (the “Global Notes”). At or as of the close of business on the first business day after the Payment Date, the aggregate principal amount of the Global Notes will be reduced to represent the aggregate principal amount of the Notes, if any, held through DTC and not tendered pursuant to the Offer.

Notes Held by Record Holders

For any Notes not held in book-entry form through DTC to be tendered, the Holder of the Note — i.e., the record owner of the Note as reflected in the Company’s register of Notes — must complete and sign the Letter of Transmittal, and deliver such Letter of Transmittal and any other documents required by the Letter of Transmittal, together with certificate(s) representing all such tendered Notes, to the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time.

BENEFICIAL OWNERS OF NOTES — I.E., THOSE WHO HOLD INTERESTS IN THE NOTES THROUGH A BANK, BROKER OR OTHER NOMINEE OR THROUGH DTC — ARE NOT HOLDERS OF THEIR NOTES; ONLY THE NOMINEES OF THOSE PERSONS (OR DTC) IN WHOSE NAME THE NOTES ARE REGISTERED ON THE COMPANY’S REGISTER OF NOTES ARE THE HOLDERS OF THE NOTES AND MAY TENDER THE NOTES IN THE OFFER.

All signatures on the Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Letter of Transmittal need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. See Instruction 2 of the Letter of Transmittal. If a Letter of Transmittal or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

Lost or Missing Certificates

If a Holder desires to tender Notes pursuant to the Offer, but the certificates representing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Depositary for further instructions at the address or telephone number set forth herein. See Instruction 10 of the Letter of Transmittal.

Backup U.S. Federal Income Tax Withholding

Under the “backup withholding” provisions of U.S. federal income tax law, unless a beneficial owner, or such beneficial owner’s assignee (in either case, the “Payee”), satisfies the conditions described in Instruction 8 of the Letter of Transmittal or is otherwise exempt, the aggregate Consideration and Accrued Interest may be subject to backup withholding at a rate of 28%. To prevent backup withholding, each U.S. Holder (as defined below in “Material U.S. Federal Income Tax Consequences”) should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. Each Non-U.S. Holder (as defined below in “Material U.S. Federal Income Tax Consequences”) must submit the appropriate completed IRS Form W-8 (generally Form W-8BEN for a Non-U.S. Holder) to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

Effect of Letter of Transmittal

Subject to, and effective upon, the acceptance for payment of, and payment for, the Notes tendered thereby, by executing and delivering a Letter of Transmittal a tendering Holder of Notes (i) irrevocably sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all the Notes tendered thereby, (ii) waives any and all rights with respect to such Notes (including, without limitation, any existing or past defaults and their consequences in respect of such Notes and the indenture under which the Notes were issued), (iii) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes, to convert the Notes into Class A common stock, cash or a combination of Class A common stock and cash, to participate in any redemption or defeasance of such Notes or be entitled to any of the benefits under the indenture under which the Notes were issued; and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes (with full knowledge that the Depositary also acts as the agent of the Company) with respect to such Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Consideration and Accrued Interest for any tendered Notes that are purchased by the Company) and (d) deliver to the Company the Letter of Transmittal, all upon the terms and subject to the conditions of the Offer.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Notes pursuant to the procedures described in this Offer to Purchase and the Letter of Transmittal and the form and validity of all documents will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of or payment for which may, upon the advice of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Notes. The Company’s interpretation of the terms and conditions of the Offer (including, without limitation, the instructions in the Letter of Transmittal) will be final and binding. The Company is not obligated and does not intend to accept any alternative, conditional or contingent tenders. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. None of the Company or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in such tenders or will incur any liability to a Holder for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as promptly as practical following the Expiration Time.

LETTERS OF TRANSMITTAL AND NOTES MUST BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR NOTES TO THE COMPANY, THE DEALER MANAGERS OR THE INFORMATION AGENT.

THE METHOD OF DELIVERY OF NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO THE EXPIRATION TIME.

No Guaranteed Delivery

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Notes in accordance with the procedures set forth above.

Withdrawal of Tenders; Absence of Appraisal Rights

Except as otherwise provided herein, tenders of Notes pursuant to the Offer are irrevocable. Withdrawal of Notes by Holders may only be accomplished in accordance with the following procedures.

Holders may withdraw Notes tendered in the Offer at any time prior to the Expiration Time. Thereafter, such tenders may be withdrawn after the 40th business day following the commencement of the Offer, in accordance with Rule 13e-4(f) of the Exchange Act, unless such Notes have been accepted for payment as provided in this Offer to Purchase. If the Company extends the Offer, is delayed in its acceptance for payment of Notes or is unable to purchase Notes validly tendered under the Offer for any reason, then, without prejudice to the Company’s rights under such Offer, the Depositary may nevertheless, on the Company’s behalf, retain tendered Notes, and such Notes may not be withdrawn except to the extent that the Holder is entitled to withdrawal rights described herein.

For a withdrawal of a tender of Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to the Expiration Time, by mail, or hand delivery or by a properly transmitted “Request Message” through ATOP.

Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn and the name in which those Notes are registered (or, if tendered by a book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the owner of such Notes), if different from that of the person who deposited the Notes, (ii) contain the description of the Notes to be withdrawn, the certificate number or numbers of such Notes, unless such Notes were tendered by book-entry delivery, and the aggregate principal amount represented by such Notes, (iii) unless transmitted through ATOP, be signed by the Holder thereof in the same manner as the original signature on such Holder’s Letter of Transmittal, including any required signature guarantee(s), or be accompanied by documents of transfer sufficient to have the applicable Note trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (iv) if the Letter of Transmittal was executed by a person other than the registered Holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder.

The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and its determination will be final and binding on all parties. No withdrawal of Notes shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Company or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Notes may not be rescinded, and any Notes properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, Holders may retender withdrawn Notes by following one of the procedures for tendering Notes described herein at any time prior to the Expiration Time.

There are no appraisal or other similar statutory rights available to Holders in connection with the Offer.

ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Notes validly tendered (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn pursuant to the Offer prior to the Expiration Time. The Payment Date is expected to be promptly after the Expiration Time. Any Notes so tendered and accepted for payment pursuant to the Offer will be cancelled.

The Company, at its option, may elect to extend an Expiration Time to a later date and time announced by the Company, provided that public announcement of that extension will be made not later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.

The Company expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment any Notes tendered in the Offer if any of the conditions set forth under “Conditions to the Offer” shall not have been satisfied or waived by the Company or in order to comply in whole or in part with any applicable law. In addition, the Company expressly reserves the right, in its sole discretion, to delay acceptance for payment, or payment, for Notes tendered in the Offer in order to permit any or all of those conditions to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1(c) under the Exchange Act (which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer). In all cases, payment for Notes accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates representing such Notes (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof or satisfaction of DTC’s ATOP procedures) on or before the Expiration Time, and any other documents required thereby.

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, after the Expiration Time, the Company will be deemed to have accepted for payment, and thereby purchased, all Notes validly tendered and not validly withdrawn prior to such Expiration Time as, if and when the Company gives written notice to the Depositary of its acceptance for payment of such Notes. On the Payment Date, the Company will deposit the Consideration and Accrued Interest with DTC, in the case of Notes tendered by book-entry transfer, or with the Depositary, in the case of Notes tendered in the form of physical certificates. DTC or the Depositary, as applicable, will thereafter transmit to the Holders of Notes accepted for payment the Consideration and Accrued Interest.

If the Company extends the Offer or delays its acceptance for payment, or payment, for Notes tendered in the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may retain tendered Notes on behalf of the Company. However, the ability of the Company to delay such acceptance or payment is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act as described above.

The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of a tendering Holder to receive payment for its Notes validly tendered and accepted for payment pursuant to such Offer.

Holders whose Notes are accepted for payment pursuant to the Offer will be entitled to Accrued Interest on those Notes. UNDER NO CIRCUMSTANCES WILL ANY ADDITIONAL INTEREST BE PAYABLE BECAUSE OF ANY DELAY IN THE TRANSMISSION OF FUNDS TO THE HOLDERS OF PURCHASED NOTES.

Tendering Holders of Notes will not be required to pay brokerage commissions or fees with respect to the tendering of Notes pursuant to the Offer.

If the Offer is terminated or the Notes are validly withdrawn prior to the Expiration Time, or the Notes are not accepted for payment, the Consideration will not be paid or become payable. If any tendered Notes are not purchased pursuant to the Offer for any reason, or certificates are submitted evidencing more Notes than are tendered, such Notes not purchased will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which those Notes were delivered), unless otherwise requested by such Holder Under “A. Special Issuance/Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Time or termination of the Offer.

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all the conditions to the Offer. The Offer does not have as a condition that a minimum principal amount of Notes be tendered.

Refinancing Condition.  The Offer is conditioned upon the receipt of proceeds from the Notes Offering. See “The Offer — Source and Amount of Funds.”

General Conditions.  In addition, the Offer is conditioned upon none of the following having occurred:

•	in our reasonable judgment, there has been threatened or instituted or is pending any action, suit or proceeding by any government or any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or by any other person, domestic, foreign or supranational, before any court, authority, tribunal or other body that directly or indirectly:

•	challenges or seeks to make illegal, or seeks to delay, restrict, prohibit or otherwise affect the consummation of the Offer or the acquisition of some or all of the Notes pursuant to the Offer; or

•	could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Notes pursuant to the Offer;

•	in our reasonable judgment, any statute, rule, regulation, judgment, order or injunction, including any settlement or the withholding of any approval, has been threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, interpreted or otherwise deemed to apply by any court, government or governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, domestic, foreign or supranational, in any manner that directly or indirectly:

•	could make the acceptance for payment, or payment, for some or all of the Notes illegal or otherwise delay, restrict, prohibit or otherwise affect the consummation of the Offer;

•	could delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Notes to be purchased pursuant to the Offer; or

•	could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company or its subsidiaries, taken as a whole;

•	in our reasonable judgment, there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of any war, armed hostilities or other international or national calamity, including any act of terrorism, on or after March 23, 2009;

•	any material escalation of any war or armed hostilities which had commenced before March 23, 2009;

•	any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•	any change in the general political, market, economic or financial conditions, domestically or internationally, that could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or trading in the Notes or in the Company’s Class A common stock;

•	any change or changes have occurred or are threatened in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and our subsidiaries, taken as a whole, or on the benefits of the Offer to us;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•	a tender or exchange offer for any or all of our Class A common stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries has been made, proposed or announced by any person or has been publicly disclosed.

All of the General Conditions will be deemed to be satisfied unless we determine, in our reasonable judgment, that any of the events listed above has occurred and that, regardless of the circumstances giving rise to the event (including any action or inaction by us), such event makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Notes in the Offer. The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, whether or not any other condition of the Offer is also waived. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such or other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time unless waived.

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Notes tendered in the Offer, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. In the event that the Company extends the Offer, the term “Expiration Time” with respect to such extended Offer shall mean the time and date on which the Offer, as so extended, shall expire. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

IMPACT OF THE OFFER ON RIGHTS OF THE HOLDERS OF THE NOTES

As of March 23, 2009, the Company had outstanding $287,209,000 aggregate principal amount of its 2 7/8% Convertible Notes due 2010 — Series B. If the Company accepts Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay the Holders the Consideration and Accrued Interest for

all Notes purchased from them in the Offer, and thereby such Holders will give up certain rights associated with their ownership of such Notes. Below is a summary of certain rights that such Holders will forgo if such Notes are purchased in the Offer.

The summary below does not purport to describe all of the terms of the Notes. Please refer to the Indenture, filed as Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 and incorporated herein by reference, by and between the Company and Wachovia Bank of Delaware, National Association, as trustee, and the Second Supplemental Indenture, filed on July 9, 2007 as Exhibit 4.1 to the Company’s Current Report on Form 8-K and incorporated herein by reference, by and between the Company and The Bank of New York Trust Company, N.A., as trustee, for the terms of the Notes. See “Where You Can Find Additional Information.”

Interest

Holders of Notes purchased in the Offer will forgo regular semi-annual payments of interest accruing on the principal of the Notes at the rate of 2 7/8% per annum from and after the Payment Date.

Conversion Rights of Holders

Holders of Notes purchased in the Offer will forgo the right to elect to convert those Notes into our Class A common stock, cash or a combination thereof, at the Company’s option, under the following circumstances:

•	during any calendar quarter, but only during such calendar quarter, if the closing sale price of our Class A common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 160% of the conversion price per share, which is $1,000 divided by the conversion rate;

•	during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each day of that period was less than 98% of the product of the closing sale price of our Class A common stock for each day of that period and the conversion rate;

•	if specified distributions to holders of our Class A common stock are made, or specified corporate transactions occur;

•	if a Fundamental Change or Change of Control (each as defined in the indenture for the Notes) occurs; or

•	during the 10 trading days prior to, but excluding, December 31, 2010, the maturity date of the Notes.

Right of Holders to Receive Principal at Maturity

Holders of Notes purchased in the Offer will forgo the right to receive payment of the full principal amount of those Notes on the maturity date for the Notes. The Notes are scheduled to mature on December 31, 2010, but the maturity is subject to acceleration upon certain events of default.

Right of Holders to Require Repurchase by the Company upon Change in Control

Holders of Notes purchased in the Offer will forgo the right to require the Company to make an offer to repurchase all of the Notes upon the occurrence of a Change in Control (as defined in the indenture for the Notes) of the Company, at a price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest to the purchase date.

ADDITIONAL CONSIDERATIONS CONCERNING THE OFFER

The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each holder and owner of Notes before deciding whether the Notes should be tendered in the Offer. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

Position of the Company Concerning the Offer

Holders of Notes purchased in the Offer will receive cash in an amount that is substantially less than the principal amount of those Notes and will forgo interest, conversion and other rights associated with these Notes. Neither the Company nor its management or board of directors nor any Dealer Manager, Depositary or the Information Agent makes any recommendation to any Holder or owner of Notes as to whether the Holder should tender or refrain from tendering any or all of such Holder’s Notes, and none of them has authorized any person to make any such recommendation. Holders and owners are urged to evaluate carefully all information in this Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender.

Tax Treatment of Notes Purchased in the Offer

The receipt of the Consideration in exchange for the Notes will be a taxable transaction to U.S. Holders (as defined below). A U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the gross amount of the Consideration, other than Accrued Interest, paid to the U.S. Holder in respect of its tendered Notes and (ii) the U.S. Holder’s adjusted tax basis in its tendered Notes. Accrued Interest generally will be treated as ordinary income to the extent not previously included in income. Please see “Material U.S. Federal Income Tax Consequences” for a more detailed discussion.

Limited Trading Market for Notes Not Purchased in the Offer

The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available. To the extent that Notes are tendered and accepted for payment pursuant to the Offer, the trading market for Notes that remain outstanding is likely to be more limited. In addition, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Thus, the market price for Notes that are not tendered and accepted for payment pursuant to the Offer may be affected adversely to the extent that the Offer reduces the float for such Notes. There is no assurance that an active market in the Notes will exist or as to the prices at which the Notes may trade after consummation of the Offer.

Treatment of Notes Not Purchased in the Offer

Notes not tendered and/or accepted for payment in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the indenture governing the Notes, will remain unchanged. No amendment to the indenture is being sought. From time to time after the tenth business day following the Expiration Time or other date of termination of the Offer, we or our affiliates may acquire Notes that remain outstanding through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we or they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our affiliates will choose to pursue in the future.

MARKET INFORMATION ABOUT THE NOTES

There is no established reporting system or trading market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “LAMR.” The following table sets forth, for the periods indicated, the high and low sale prices per share of our Class A common stock for the periods indicated.

Fiscal Year Ended December 31, 2007	High	Low

First Quarter	$71.54	$60.85
Second Quarter	66.69	59.25
Third Quarter	53.83	47.35
Fourth Quarter	56.52	46.67

Fiscal Year Ended December 31, 2008	High	Low

First Quarter	$48.40	$32.60
Second Quarter	42.64	32.71
Third Quarter	40.99	12.59
Fourth Quarter	30.95	8.67

Fiscal Year ending December 31, 2009	High	Low

First Quarter (through March 20, 2009)	$8.89	$5.35

On March 20, 2009, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $8.31 per share.

We had 76,401,592 shares of Class A common stock, $0.001 par value, outstanding as of February 13, 2009. The Company’s Class B common stock is not publicly traded and is held of record by members of the Reilly family and the Reilly Family Limited Partnership of which, Kevin P. Reilly, Jr., our President and Chief Executive Officer, is the managing general partner.

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR CLASS A COMMON STOCK AND THE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the tender of Notes pursuant to the Offer and the receipt of the Consideration and Accrued Interest. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed Treasury regulations promulgated thereunder, and rulings and administrative and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). This summary assumes that the beneficial owners of the Notes have held their Notes as “capital assets,” as defined in the Code.

This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner of Notes in light of the beneficial owner’s individual circumstances or to certain types of beneficial owners subject to special tax rules (e.g., financial institutions, broker-dealers, pass-through entities, insurance companies, beneficial owners liable for alternative minimum tax, expatriates, tax-exempt organizations, beneficial owners who hold their Notes as part of a hedge, straddle or conversion or other integrated transaction and beneficial owners that actually or constructively own 10% or more of our common stock), nor does it address state, local or foreign tax consequences. The Company has not sought a formal ruling from the Internal Revenue Service (the “IRS”) or an opinion from its tax counsel regarding the material U.S. federal income tax consequences under the Code of tendering Notes pursuant to the Offer in exchange for the Consideration and Accrued Interest, and there is no assurance that the IRS will not disagree with the conclusions reached herein.

If a partnership holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Each partner of a partnership holding Notes should consult its own tax advisors regarding the U.S. federal, state, local and foreign tax consequences to it of tendering the Notes.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS ARE URGED TO CONSULT THEIR OWN INDEPENDENT TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME, ESTATE AND GIFT TAX CONSEQUENCES TO THEM OF THE TENDER OF THE NOTES AND THE TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation (or any other entity treated as a corporation) organized under the laws of the United States, any state of the United States or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source or

•	a trust, if (i) a court within the United States can exercise primary supervision over the administration of the trust and one or more United States persons has authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust.

Sale of Notes Pursuant to the Offer.  The receipt of the Consideration and Accrued Interest by a U.S. Holder in exchange for the Notes will be a taxable transaction. A U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the gross amount of the Consideration paid to such U.S. Holder in respect of its tendered Notes and (ii) the U.S. Holder’s adjusted tax basis in its tendered Notes. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s initial cost of the Note, increased by any original issue discount or market discount previously included in income by the U.S. Holder and decreased by the amount of any bond premium previously amortized by the U.S. Holder. Except to the extent it is subject to the market discount rules discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such Notes for more than one year. Accrued Interest generally will be treated as ordinary income to the extent not previously included in income.

An exception to the capital gain treatment described in the preceding paragraph applies to a U.S. Holder who holds a Note with “market discount.” Market discount is the amount by which the adjusted issue price of the Note exceeded the U.S. Holder’s tax basis in the Note immediately after its acquisition at a time other than the Note’s original issuance by the Company. A Note will be considered to have no market discount if this excess is less than 1/4 of 1% of the adjusted issue price of the Note multiplied by the number of complete years from the U.S. Holder’s acquisition date of the Note to its maturity date. The gain realized by a U.S. Holder of a Note with market discount will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant-yield basis) from the U.S. Holder’s acquisition date to the date of sale, unless the U.S. Holder has elected to include market discount in income currently as it accrues. Gain in excess of accrued market discount will be subject to the capital gains rules described above.

Information Reporting and Backup Withholding.  A U.S. Holder may be subject to backup withholding, currently at a rate of 28% (the “Applicable Backup Withholding Rate”), with respect to the receipt of the Consideration and Accrued Interest in exchange for the Notes. The payor of the Consideration and Accrued Interest will be required to deduct and withhold at the Applicable Backup Withholding Rate from these payments if:

•	the payee fails to furnish its correct Taxpayer Identification Number (“TIN”) to the payor in the prescribed manner or fails to establish that it is entitled to an exemption;

•	the IRS notifies the payor that the TIN furnished by the payee is incorrect;

•	the payee has failed properly to report the receipt of reportable payments and the IRS has notified the payee or payor that backup withholding is required; or

•	the payee fails to certify under penalties of perjury that such payee is not subject to backup withholding.

If any one of these events occurs with respect to a U.S. Holder, the Company or its paying or other withholding agent generally will be required to withhold at the Applicable Backup Withholding Rate from any payments of the Consideration and Accrued Interest in exchange for the Notes.

Any amount withheld from a payment to a U.S. Holder under the backup withholding rules will be allowable as a refund or credit against such U.S. Holder’s U.S. federal income tax liability, so long as the required information is timely provided to the IRS. The Company, its paying agent or other withholding agent generally will report to a U.S. Holder and to the IRS the amount of any reportable payments made in respect of the Notes and the amount of tax withheld, if any, with respect to those payments.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a Note.

Sale of Notes Pursuant to the Offer.  Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the exchange generally will not be subject to U.S. federal income tax, unless:

•	that gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment in the United States);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•	we have been a United States real property holding corporation (a “USRPHC”) at some time during the shorter of (i) the five year period preceding the exchange or (ii) your holding period for the notes you exchanged.

Gain that is effectively connected to a U.S. trade or business generally will be subject to U.S. federal income tax in the same manner as gain recognized by a U.S. Holder (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is a corporation, will be subject to a branch profits tax equal to 30% of the Non-U.S. Holder’s effectively connected earnings and profits (unless an applicable income tax treaty provides otherwise). Gain described in the second bullet point generally will be subject to a 30% tax (unless an applicable treaty provides otherwise). Gain described in the third bullet point generally will be taxed in the same manner as gain described in the first bullet point (except that the branch profits tax will not apply) — however, we believe that we are not and have not been a USRPHC at any time during the relevant period.

Subject to the discussion of backup withholding below, Accrued Interest payable to a Non-U.S. Holder that is not effectively connected with the conduct of a U.S. trade or business will be exempt from U.S. federal income tax, if (i) you do not own (actually or constructively) 10% or more of the voting power of our outstanding stock, (ii) you are not a controlled foreign corporation that is related to us and (iii) you certify your non-U.S. status on an applicable IRS Form W-8 (generally an IRS Form W-8BEN). If you cannot satisfy the foregoing requirements, Accrued Interest payable to you will be subject to a 30% withholding tax unless such tax is reduced or eliminated by an applicable income tax treaty.

Accrued Interest that is effectively connected with the conduct of a U.S. trade or business generally will be subject to U.S. federal income tax in the same manner as Accrued Interest payable to a U.S. Holder (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is a corporation, may also be subject to a branch profits tax equal to 30% of the Non-U.S. Holder’s effectively connected earnings and profits (unless an applicable income tax treaty provides otherwise).

Backup Withholding and Related Information Reporting.  If you are a Non-U.S. Holder, you are generally exempt from backup withholding and related information reporting requirements with respect to:

•	payments of Accrued Interest, and payments of the Consideration effected at a U.S. office of a broker, as long as the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and (a) you have furnished to the payor or broker:

•	an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a Non-U.S. Holder, or

•	other documentation upon which it may rely to treat the payments as made to a Non-U.S. Holder in accordance with U.S. Treasury regulations, or or (b) you otherwise establish an exemption.

Payment of the Consideration effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, payment of the Consideration that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are U.S. Holder and the documentation requirements described above are met or you otherwise establish an exemption.

Payment of the Consideration effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person, as defined in U.S. Treasury regulations,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. Holder and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. Holder.

DEALER MANAGERS, INFORMATION AGENT AND DEPOSITARY

We have retained J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC to act as the Dealer Managers in connection with the Offer. In their roles as Dealer Managers, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that they contact or persons that contact them. J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC will receive reasonable and customary compensation for their services. We also have agreed to reimburse the Dealer Managers for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify them against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

The Dealer Managers and their affiliates have provided investment banking and commercial services to us in the past for which they have received customary compensation. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the administrative agent and a lender under Lamar Media’s senior credit facility. Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, is the co-syndication agent and a lender under Lamar Media’s senior credit facility. Each of J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC served as an initial purchaser in the private placement of the Senior Notes. The Dealer Managers and their affiliates may continue to provide various investment and commercial banking services to us in the future, for which we would expect they would receive customary compensation from us. In the ordinary course of their respective businesses, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Managers and their affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities, including the Notes.

Global Bondholder Services Corporation has been appointed the Information Agent for the Offer. We will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Information Agent for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of any Offer. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

Global Bondholder Services Corporation has been appointed the Depositary for the Offer. We will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of any Offer. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase.

SOLICITATION AND EXPENSES

In connection with the Offer, the Company’s directors and officers and its respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. The Company may, if requested, pay brokerage houses and other custodians, nominees and fiduciaries the customary handling and mailing expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes by their customers.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of Notes pursuant to the Offer. Holders and owners holding Notes through banks, brokers, dealers, trust companies or other nominees are urged to consult them to determine whether transaction costs may apply if they tender the Notes through banks, brokers, dealers, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse banks, brokers, dealers, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to the beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity. No bank, broker, dealer, trust company or other nominee has been authorized to act as our agent or the agent of any Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. None of the Dealer Managers, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company or incorporated by reference in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred which may affect the significance or accuracy of such information.

Tendering Holders will not be obligated to pay brokerage fees or commissions to or the fees and expenses of any Dealer Manager, the Information Agent or the Depositary.

MISCELLANEOUS

Securities Ownership

Neither the Company nor any of its majority-owned subsidiaries beneficially own any Notes. In addition, based on the Company’s records and on information provided to the Company by its directors and executive officers, to the Company’s knowledge, none of its directors or executive officers beneficially own any Notes.

Recent Securities Transactions

Neither the Company nor any of its majority-owned subsidiaries have effected any transactions involving the Notes during the 60 days prior to the date of this Offer to Purchase. In addition, based on the Company’s records and on information provided to the Company by its directors and executive officers, to the Company’s knowledge, none of the directors or executive officers of the Company has effected any transactions involving the Notes during the 60 days prior to the date of this Offer to Purchase.

Other Material Information

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders of Notes in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any documents filed by us at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public through the Commission’s Internet site at http://www.sec.gov.

The Company has filed with the Commission a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company hereby incorporates by reference into this Offer to Purchase the following documents that we have filed with the Commission (together with any other documents that may be incorporated herein by reference as provided herein, the “Incorporated Documents”):

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Current Reports on Form 8-K filed on March 6, 2009 and March 19, 2009; and

•	Any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Offer to Purchase and until the Offer to Purchase has expired or is terminated.

We are not, however, incorporating any documents or information that we are deemed to furnish and not file in accordance with Commission rules. The information incorporated by reference into this Offer to Purchase is considered to be a part of this Offer to Purchase and should be read with the same care. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purpose of this Offer to Purchase to the extent that a statement contained herein (or in any later-filed Incorporated Document) modifies or supersedes such statement. Any such statement or statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. All information appearing in this Offer to Purchase is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the Incorporated Documents, except to the extent set forth in the immediately preceding sentence. Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. References herein to the Offer to Purchase includes all Incorporated Documents as incorporated herein, unless the context otherwise requires.

Certain sections of this Offer to Purchase are incorporated by reference in and constitute part of the Schedule TO filed by the Company with the Commission on March 23, 2009 pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The sections so incorporated are identified in the Schedule TO.

The Company will provide without charge to each person to whom this Offer to Purchase is delivered, upon written or oral request, copies of any or all documents and reports described above and incorporated by reference into this Offer to Purchase (other than exhibits to such documents, unless such documents are specifically incorporated by reference). Written or telephone requests for such copies should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the Incorporated Documents contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These are statements that relate to future periods and include statements regarding our anticipated performance. Generally, the words “anticipates,”

“believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results, to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others:

•	the severity and length of the current economic recession and its effect on the markets in which we operate;

•	the levels of expenditures on advertising in general and outdoor advertising in particular;

•	risks and uncertainties relating to our significant indebtedness;

•	the demand for outdoor advertising;

•	our need for and ability to obtain additional funding for operations or acquisitions;

•	increased competition within the outdoor advertising industry;

•	the regulation of the outdoor advertising industry by federal, state and local governments;

•	our ability to renew expiring contracts at favorable rates;

•	the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions;

•	our ability to successfully implement our digital deployment strategy;

•	changes in accounting principles, policies or guidelines; and

•	Lamar Media’s ability to amend its senior credit facility.

For additional information on these and other risks, please see the disclosure under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and future filings the Company makes with the Commission. Although we believe that the statements contained in this Offer to Purchase are based on reasonable assumptions, we can give no assurance that our goals will be achieved. We caution that you should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we have no duty to, and do not intend to, update or revise the forward-looking statements in this Offer to Purchase after the date of this Offer to Purchase.

The Depositary for the Offer is:

Global Bondholder Services Corporation

By Mail, Overnight Courier or by Hand or
by Facsimile Transmission (for Eligible Institutions only)

65 Broadway — Suite 723
New York, NY 10006
Attn: Corporate Actions

Phone: (866) 857-2200
Fax: (212) 430-3775

Any questions or requests for assistance may be directed to the Dealer Managers or the Information Agent at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Incorporated Documents may be directed to the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway — Suite 723
New York, NY 10006
Banks and Brokers Call (212) 430-3774
All Others Call Toll Free (866) 857-2200

The Dealer Managers for the Offer are:

J.P. Morgan	Wachovia Securities

383 Madison Avenue, 4th Floor	375 Park Avenue
New York, NY 10179	New York, NY 10152
Telephone: (800) 261-5767 (toll free)	Telephone: (800) 367-8652 (U.S. toll free)
(212) 214-6077 (direct)